                           SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                    OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.   )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

 [ ] Preliminary Proxy Statement

 [ ] Confidential, for Use of the Commission Only (as permitted by Rule
     14a-6(e)2))

 [X] Definitive Proxy Statement

 [ ] Definitive Additional Materials

 [ ] Soliciting Material Pursuant to  Section  240.14a-11(c) or  Section
     240.14a-12

                          COLLINS & AIKMAN CORPORATION
     ---------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


     ---------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)


Payment of Filing Fee (Check the appropriate box):

 [X] No fee required.

 [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     ---------------------------------------------------------------------------

     2)  Aggregate number of securities to which transaction applies:


     ---------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     ---------------------------------------------------------------------------

     5)  Total fee paid:

     ---------------------------------------------------------------------------

 [ ] Fee paid previously with preliminary materials.

 [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:


     ---------------------------------------------------------------------------

     2)  Form, Schedule or Registration Statement No.:

     ---------------------------------------------------------------------------

     3)  Filing Party:

     ---------------------------------------------------------------------------

     4)  Date Filed:

     ---------------------------------------------------------------------------

[COLLINS & AIKMAN LOGO]




                         Collins & Aikman Corporation
                              5755 New King Court
                             Troy, Michigan 48098

                                                                 April 20, 2001


Dear Stockholder:


You are cordially invited to attend the Annual Meeting of Stockholders of Collins & Aikman Corporation to be held on May 15, 2001 at the Company's headquarters at 5755 New King Court, Troy, Michigan 48098, at 11:00 a.m., Eastern Daylight Savings Time.


You are urged to read carefully the formal notice of the meeting and the Proxy Statement which follow. After reading them, please sign, date and mail the enclosed proxy card so that your shares will be represented at the meeting. A prepaid return envelope is provided for this purpose.


We look forward to seeing you at the meeting.


                                        Sincerely,


                                        /s/ Thomas E. Evans
                                        -----------------------------
                                        Thomas E. Evans
                                        Chairman of the Board and
                                        Chief Executive Officer

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            To Be Held May 15, 2001


To the Stockholders of
COLLINS & AIKMAN CORPORATION:


     NOTICE IS HEREBY GIVEN that the Annual Meeting (the "Meeting") of the holders of common stock, par value $0.01 per share (the "Common Stock"), of Collins & Aikman Corporation, a Delaware corporation (the "Company"), will be held on May 15, 2001 at the Company's headquarters at 5755 New King Court, Troy, Michigan 48098, commencing at 11:00 a.m., Eastern Daylight Savings Time, for the purpose of considering and voting upon the following matters:


     (I) the election of four directors to hold office until the 2004 Annual Meeting and thereafter until their successors are elected and qualified; and


     (II) such other matters as may properly come before the Meeting or any adjournment or postponement thereof.


     The Board of Directors has fixed the close of business on April 9, 2001 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting. Therefore, only holders of record of Common Stock at the close of business on such date will be entitled to notice of and to vote at the Meeting.


     A complete list of stockholders entitled to notice of and to vote at the Meeting will be available at our offices at 5755 New King Court, Troy, Michigan 48098, at least ten days prior to the Meeting. The list will also be available for inspection by stockholders at the Meeting on the day thereof.


     Stockholders are requested to sign and date the enclosed proxy and return it promptly in the enclosed pre-addressed reply envelope, whether or not they plan to attend the Meeting, so that their shares may be represented. Any proxy may be revoked by filing with the Secretary of the Company in care of the First Union Customer Information Service Center at the address set forth in the accompanying Proxy Statement either a written notice of revocation bearing a later date than the proxy or a subsequent proxy relating to the same shares at any time prior to the time the proxy is voted. Further, any person who has executed a proxy and is present at the Meeting may vote in person instead of by proxy, thereby canceling any proxy previously given.


                                        By Order of the Board of Directors,


                                        /s/ Ronald T. Lindsay
                                        -----------------------------------
                                        RONALD T. LINDSAY
                                        Secretary


April 20, 2001


     Please execute, date and return the enclosed proxy card whether or not you intend to be present at the Annual Meeting.

                                PROXY STATEMENT

                                 ------------

                         COLLINS & AIKMAN CORPORATION
                              5755 New King Court
                             Troy, Michigan 48098

                                 ------------

                        ANNUAL MEETING OF STOCKHOLDERS
                            To Be Held May 15, 2001


GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Collins & Aikman Corporation, a Delaware corporation (the "Company"), of proxies for use at the Annual Meeting of Stockholders of the Company to be held on May 15, 2001 at the Company's offices at 5755 New King Court, Troy, Michigan 48098, commencing at 11:00 a.m., Eastern Daylight Savings Time, and at any adjournment or postponement thereof (the "Meeting").

     The presence, in person or by proxy, of stockholders holding a majority of the shares entitled to vote at the Meeting is necessary to constitute a quorum at the Meeting.

     All shares of the common stock, par value $0.01 per share (the "Common Stock"), of the Company which are entitled to vote and are represented at the Meeting by properly executed proxies received prior to or at the Meeting, and not revoked, will be voted at the Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted to elect the four nominees for director named below (or if any nominee becomes unavailable, such other person as the Nominating Committee of the Board of Directors or the Company selects) and in accordance with the Board of Directors' recommendations with respect to any other matter that may properly come before the Meeting.

     The Board of Directors has fixed the close of business on April 9, 2001 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Meeting. Therefore, only holders of record of Common Stock at the close of business on the Record Date will be entitled to notice of and to vote at the Meeting.

     Any proxy may be revoked by the person giving it at any time before it is voted. A proxy may be revoked by filing, with the Secretary of the Company (in care of the First Union Customer Information Service Center, Client Service Group, 1525 West W.T. Harris Boulevard, 3C3, Charlotte, North Carolina, 28288-1153, Attention: Proxy Department) at any time prior to the time the proxy is voted, either a written notice of revocation bearing a later date than the proxy or a subsequent proxy relating to the same shares, or by attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of a proxy).

     All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of the Company in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares of Common Stock held of record by such custodians, nominees and fiduciaries, and the Company may reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

     This Proxy Statement and the accompanying proxy are being mailed to stockholders commencing on or about April 20, 2001.

 Voting Securities and Principal Stockholders

     On the Record Date, 87,099,400 shares of Common Stock were outstanding. Only holders of Common Stock of record on the close of business on the Record Date are entitled to notice of and to vote at the Meeting. Each stockholder of record is entitled to one vote for each share of Common Stock held on all matters to come before the Meeting.

     Set forth in the table below is certain information as of March 15, 2001 regarding the beneficial ownership of voting securities of the Company by persons who are known to the Company to own beneficially more than 5% of the Company's voting stock.




                                                                   AMOUNT AND
                                      NAME AND                      NATURE OF
      TITLE OF                       ADDRESS OF                    BENEFICIAL       PERCENT
       CLASS                      BENEFICIAL OWNER                  OWNERSHIP       OF CLASS
-------------------   ---------------------------------------   ----------------   ---------
Common Stock, par     Heartland Industrial Associates L.L.C.
 value $0.01 per      55 Railroad Avenue
 share                First Floor
                      Greenwich, Connecticut 06830              52,000,000 (1)        59.7%

                      Blackstone Capital Partners L.P.
                      345 Park Avenue
                      New York, New York 10154                  12,468,371 (2)        14.3%

                      Wasserstein/C&A Holdings, L.L.C.
                      1301 Avenue of the Americas
                      New York, New York 10019                  14,508,325 (3)        16.7%

----------
(1) The 52,000,000 shares are beneficially owned indirectly by Heartland Industrial Associates L.L.C. as the general partner of each of the following limited partnerships, which hold the shares directly: (i) 576,150 shares are held directly by Heartland Industrial Partners (FF), L.P., a Delaware limited partnership, (ii) 978,500 shares are held directly by Heartland Industrial Partners (E1), L.P., a Delaware limited partnership, (iii) 455,437 shares are held directly by Heartland Industrial Partners (K1), L.P., a Delaware limited partnership, (iv) 227,719 shares are held directly by Heartland Industrial Partners (C1), L.P., a Delaware limited partnership, and (v) 49,762,194 shares are held directly by Heartland Industrial Partners, L.P., a Delaware limited partnership.

(2) Of these shares (i) 9,815,577 shares are held directly by Blackstone Capital Partners L.P., a Delaware limited partnership ("Blackstone Partners"), the sole general partner of which is Blackstone Management Associates L.P. ("Blackstone Associates"), (ii) 506,450 shares are held directly by Blackstone Family Investment Partnership I L.P., a Delaware limited partnership ("BFIP"), the sole general partner of which is Blackstone Management Associates I L.L.C. ("BMA"), (iii) 44,513 shares are held directly by Blackstone Advisory Directors Partnership L.P., a Delaware limited partnership ("BADP"), the sole general partner of which is Blackstone Associates, and (iv) 2,101,831 shares are held directly by Blackstone Capital Company II, L.L.C., a Delaware limited liability company, all the ownership interest of which is owned directly and indirectly by Blackstone Partners, BFIP and BADP.

(3) Of these shares (i) 14,292,309 are held directly by Wasserstein/C&A Holdings, L.L.C. (the "Wasserstein L.L.C."), which is controlled by Wasserstein Perella Partners, L.P. ("WP Partners"), the sole general partner of which is Wasserstein Perella Management Partners, LP ("Wasserstein Management"), which is controlled by Cypress Capital Advisors, LLC ("CCA"), which was formerly affiliated with Wasserstein Perella Group, Inc. ("WP Group"), (ii) 153,625 are held directly by WPPN, LP, which is controlled by CCA, (iii) 45,000 shares are held directly 33% by each of three trusts for which Bruce Wasserstein, who is a director and member, and may be deemed to be a control person, of CCA, is the Co-Trustee and (iv) 17,391 are owned directly by Bruce Wasserstein.

 Security Ownership of Management

     Set forth in the table below is certain information as of March 15, 2001 regarding the beneficial ownership of equity securities of the Company by (i) directors of the Company, (ii) the executive officers of the Company named in the Summary Compensation Table set forth in this Proxy Statement (and referred to herein as the "Named Executive Officers") and (iii) directors and executive officers of the Company as a group. Unless otherwise indicated, the beneficial owner has sole voting power and sole investment power over the securities shown below.




                                                     AMOUNT AND
                                                      NATURE OF
                              NAME OF                BENEFICIAL          PERCENT
  TITLE OF CLASS         BENEFICIAL OWNER             OWNERSHIP          OF CLASS
------------------   ------------------------   --------------------   -----------
Common Stock par     Robert C. Clark                     70,000 (1)          *
 value $0.01 per     Marshall A. Cohen                        0
 share               Thomas E. Evans                  1,542,232 (2)        1.77%
                     Cynthia L. Hess                          0
                     Dennis E. Hiller                   138,558 (3)          *
                     Timothy D. Leuliette                     0
                     Ronald T. Lindsay                   72,775 (4)          *
                     W. Gerald McConnell                      0
                     Stephen V. O'Connell                     0 (5)
                     Frank J. Preston                   110,000 (6)          *
                     Warren B. Rudman                    60,000 (1)          *
                     Rajesh K. Shah                      59,999 (7)          *
                     Neil P. Simpkins                         0
                     J. Michael Stepp                    75,167              *
                     David A. Stockman                        0
                     Daniel P. Tredwell                       0
                     Samuel Valenti                           0
                     D. Michael Weston                  225,000 (9)          *
                     Reed A. White                      108,440(10)          *

                     Executive officers and           2,085,018(11)        2.39%
                     directors as a group
                     (21 persons)


----------
*    Less than one percent of shares of Common Stock outstanding.

(1) Represents shares underlying options granted under the 1994 Directors Stock Option Plan which (i) are vested or (ii) will vest within 60 days unless the director ceases to be a director prior to that time.

(2) Of these shares, (i) 245,000 are held directly, (ii) 37,232 shares are held indirectly in the Stock Fund of the 401(k) and Shadow Retirement Income Plans and (iii) 1,260,000 represent shares underlying options granted under the 1994 Employee Stock Option Plan (the "1994 Plan") which are vested.

(3) Of these shares, (i) 113,388 are held directly and (ii) 25,170 are held indirectly in the Stock Fund of the 401(k) and Shadow Retirement Income Plans.

(4) Of these shares, (i) 7,300 are held directly, (ii) 44,924 represent shares underlying options granted under the 1993 Employee Stock Option Plan (the "1993 Plan") which are vested, (iii) 13,333 represent shares underlying options under the 1994 Plan which are vested and (iv) 7,218 shares are held indirectly in the Stock Fund of the 401(k) and Shadow Retirement Income Plans.

(5) Mr. O'Connell is a director of Wasserstein & Co., LP, which is under common control with Wasserstein Management. Wasserstein Management is the general partner of WP Partners, which controls the Wasserstein L.L.C. The Wasserstein L.L.C. holds 14,292,309 shares of Common Stock directly. An additional 216,016 shares of Common Stock are held by affiliates of the Wasserstein L.L.C. However, Mr. O'Connell does not hold or share the power to vote or to dispose of the shares of Common Stock held directly by the Wasserstein L.L.C. or its affiliates and accordingly is not the beneficial owner of such shares.

(6) Of these shares, (i) 10,000 are held directly and (ii) 100,000 represent shares underlying options under the 1994 Plan which are vested. Mr. Preston resigned effective March 12, 2001.

(7) Of these shares, (i) 15,000 are held directly and (ii) 44,999 represent shares underlying options granted under the 1994 Plan and exercisable within 60 days.

(8) Of these shares, (i) 65,000 are held directly and (ii) 10,167 are held indirectly in the Stock Fund of the 401(k) and Shadow Retirement Income Plan.

(9) Represents shares underlying options granted under the 1994 Plan which are vested.

(10) Of these shares, (i) 101,774 represent shares underlying options granted under the 1993 Plan which are vested and (ii) 6,666 represent shares underlying options granted under the 1994 Plan and exercisable within 60 days.

(11) Excludes shares held by Heartland Industrial Partners, L.P. ("Heartland") and its affiliates, Blackstone Partners and its affiliates and by the Wasserstein L.L.C. and its affiliates.


 Voting

     As of March 15, 2001, Heartland and its affiliates, Blackstone Partners and its affiliates and the Wasserstein L.L.C., which is controlled by WP Partners, and its affiliates (collectively, the "Investors") beneficially own or have the right to vote in the aggregate approximately 91% of the outstanding Common Stock. See "Voting Securities and Principal Stockholders" and "Information as to Nominees and other Directors -- Certain Relationships". The Investors have advised the Company that they intend to vote all such shares in favor of the election of management's nominees. Accordingly, the presence of a quorum at the Meeting is assured.


                                  PROPOSAL I


                             ELECTION OF DIRECTORS

     The Restated Certificate of Incorporation provides that the Board of Directors of the Company is divided into three classes serving staggered three-year terms. Four directors will be elected at the Meeting, each to hold office until his or her term expires at the year 2004 Annual Meeting and until his or her successor is elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. All the nominees are currently directors of the Company. Proxies will be voted for the election of the nominees listed below and identified as Nominees for Election at the Meeting, unless contrary instructions are set forth on the proxy card. If any nominee shall be unavailable to serve as a director, proxies will be voted for the election of such other person or persons as the Nominating Committee of the Board of Directors or the Company may select. The Company is not aware of any circumstances likely to render any nominee unavailable. According to the bylaws of the Company, directors shall be elected by a plurality of the votes cast. Therefore, the four persons receiving the greatest number of votes cast at the Meeting for the election of directors shall be elected as directors and abstentions and broker non-votes will not affect the outcome of the election, but they will be counted for purposes of determining whether a quorum is present.


 Information as to Nominees and Other Directors

     Set forth below, as of March 15, 2001, are the name, age and principal occupation or employment during the last five years of each nominee for election to the Board of Directors and all other directors whose terms have not expired. None of the nominees or other directors is related to any executive officer or other director of the Company by blood, marriage or adoption. The affiliations between the Company and Heartland, WP Management, Wasserstein & Co., LP, CCA, Blackstone and BGH (as such terms are defined herein) are set forth under "Voting Securities and Principal Stockholders" and "Information as to Nominees and other Directors -- Certain Relationships".

     Management recommends that stockholders vote FOR the election of each of Messrs. Evans, Leuliette, McConnell and Stepp.


 Nominees for Election at the Meeting -- Class I Directors

     THOMAS E. EVANS, 49, has been Chairman of the Board and Chief Executive Officer of the Company since April 1999. Previously, he was President of Tenneco Automotive, an automotive supplier and a division of Tenneco, Inc., from 1995 until April 1999. Prior to that, Mr. Evans served for six years with Case Corporation, a manufacturer of farm machinery and construction equipment and a subsidiary of Tenneco, Inc., in a series of senior management positions the last being Senior Vice President of Worldwide Operations. Prior to his employment with Case Corporation, he spent sixteen years in the automotive industry with Rockwell International and Federal Mogul Corporation. Mr. Evans is also a director of the Wisconsin Central Transportation Corporation, the Motor & Equipment Manufacturers Association, the National Association of Manufacturers and the Institute of Textile Technology.

     TIMOTHY D. LEULIETTE, 51, was elected as one of our directors in connection with the acquisition of our Common Stock by Heartland. Mr. Leuliette is a Senior Managing Director and co-founder of Heartland Industrial Partners, and the President and CEO of Metaldyne Corporation. He is the former Vice Chairman of Detroit Diesel Corp. and has spent 27 years in management of manufacturing and services businesses and in the investment of private capital. Mr. Leuliette joined the Penske Corporation as President & Chief Operating Officer in 1996. From 1991 to 1996, Mr. Leuliette served as President & Chief Executive Officer of ITT Automotive. He also serves on a number of corporate and charitable boards, including serving as a Chairman of The Federal Reserve of Chicago, Detroit Branch and as a director of Metaldyne Corporation.

     W. GERALD MCCONNELL, 37, was elected as one of our directors in connection with the acquisition of our Common Stock by Heartland. Mr. McConnell is a Senior Managing Director of Heartland Industrial Partners. Mr. McConnell was formerly a managing director at Deutsche Bank Alex. Brown (formerly Bankers Trust Co.), a banking firm, from 1997 until 1999. From 1991 until 1999, Mr. McConnell specialized in leveraged finance and financial sponsor coverage at Deutsche Bank Alex. Brown and has almost 10 years of experience in originating and executing complex senior bank and high yield bond financings.

     J. MICHAEL STEPP, 56, was elected as one of our directors in connection with the acquisition of our Common Stock by Heartland. Mr. Stepp is a Senior Managing Director of Heartland Industrial Partners. He is the former Executive Vice President and Chief Financial Officer of the Company and served in that capacity from April 1995 through December 1999. Mr. Stepp was an independent mergers and acquisitions advisor from January 2000 through February 2001.


 Directors Whose Terms Expire at the 2002 Annual Meeting -- Class II Directors

     WARREN B. RUDMAN, 70, has been a director of the Company since June 1995. Mr. Rudman has been a partner in the law firm of Paul, Weiss, Rifkind, Wharton & Garrison since January 1993. Mr. Rudman served as a United States Senator from New Hampshire from 1980 through 1992 and as Attorney General of New Hampshire from 1970 until 1976. Mr. Rudman is also a director of the Chubb Corporation, Allied Waste, Boston Scientific, the American Stock Exchange and the Raytheon Company and an independent trustee of several mutual funds of the Dreyfus Corporation.

     CYNTHIA HESS, 44, was elected as one of our directors in connection with the acquisition of our Common Stock by Heartland. Ms. Hess is a Senior Managing Director of Heartland Industrial Partners. She was formerly vice president of corporate quality for DaimlerChrysler, where she led the corporate strategy for quality improvement and facilitated quality plan execution. In her 22 years with DaimlerChrysler, Ms. Hess held various engineering, manufacturing and procurement supply positions. Ms. Hess is a director of Metaldyne Corporation.

     SAMUEL VALENTI, 55, was elected as one of our directors in connection with the acquisition of our Common Stock by Heartland. Mr. Valenti is a Senior Managing Director of Heartland Industrial Partners and Chairman of Valenti Capital LLC. He has been a director of Metaldyne Corporation since January 2001, and a director of Masco Capital Corporation and its President since 1988. Mr. Valenti was formerly Vice President -- Investments of Masco Corporation, a home improvement and building products company.

     STEPHEN V. O'CONNELL, 42, was a director in the merchant banking group of Wasserstein Perella & Co., Inc. from January 1998 to January 2001 and has been a director of Wasserstein & Co., LP, a merchant banking firm, since January 2001. From 1997 until 1998, he was vice president of Wasserstein Perella & Co, Inc. Prior to joining Wasserstein Perella & Co., Inc. in 1997, Mr. O'Connell was a Vice President of EXOR America Inc., the private equity arm of the Agnelli Group, which he joined in 1990. Previously, he worked for three years in the corporate finance department of Salomon Brothers Inc. Mr. O'Connell has served as a director for a number of privately-held portfolio companies at Wasserstein and EXOR.

     MARSHALL A. COHEN, 66, was elected as one of our directors on April 13, 2001. He is also a director of American International Group, Inc., Barrick Gold Corporation, Toronto Dominion Bank, The Goldfarb Corp., Lafarge Corp., Speedy Muffler King Inc. and Metaldyne Corporation. From November 1988 to September 1996, he was President and Chief Executive Officer and a Director of The Molson Companies Limited.

 Directors Whose Terms Expire at the 2003 Annual Meeting -- Class III Directors


     ROBERT C. CLARK, 57, has been a director of the Company since October 1994. Mr. Clark is Dean of the Harvard Law School and Royal Professor of Law. Mr. Clark joined Harvard Law School in 1979 after four years at Yale Law School, where he was a tenured professor, and became Dean in 1989. Mr. Clark is a corporate law specialist and author of numerous texts and legal articles. Prior to his association with academia, he was in private practice with Ropes & Gray. Mr. Clark is also a director of American Lawyer Media Holdings, Inc. and American Lawyer Media, Inc. and a trustee of Teachers Insurance Annuity Association (TIAA).

     NEIL P. SIMPKINS, 35, has been a director of the Company since 1999. He has been a Senior Managing Director of The Blackstone Group L.P. since January 2000 and a Managing Director from 1998 until 1999. Prior to that he was a principal at Bain Capital, Inc., a private equity investment firm, from 1993 until 1998.

     DAVID A. STOCKMAN, 54, was elected as one of our directors in connection with the acquisition of our Common Stock by Heartland. He is a Senior Managing Director and the founder of Heartland Industrial Partners. Prior to founding Heartland Industrial Partners, he was a senior managing director of The Blackstone Group L.P. and had been with Blackstone since 1988. Mr. Stockman is a director of Metaldyne Corporation.

     DANIEL P. TREDWELL, 42, was elected as one of our directors in connection with the acquisition of our Common Stock by Heartland. He is a Senior Managing Director and a co-founder of Heartland Industrial Partners. He has more than a decade of leveraged financing experience. Mr. Tredwell served as a Managing Director at Chase Securities Inc. and had been with Chase Securities since 1985. Mr. Tredwell is a director of Metaldyne Corporation.

 Certain Relationships

     Heartland is a private equity firm established in 1999 for the purpose of acquiring and expanding industrial companies operating in various industrial sections of the American manufacturing economy that are well positioned for global consolidation and growth. Ms. Hess and Messrs. Stockman, Leuliette, Tredwell, Stepp and McConnell are all employed by Heartland. As of March 15, 2001, Heartland Industrial Associates L.L.C., the general partner of Heartland and its affiliates, beneficially owned approximately 59.7% of the outstanding Common Stock and controls the Company.

     Blackstone Partners is a Delaware limited partnership formed in 1987 for the purpose of, among other things, (i) committing capital to facilitate corporate restructurings, leveraged buyouts, bridge financings and other investments and (ii) capitalizing affiliates that will engage in investment and merchant banking activities. The sole general partner of Blackstone Partners is Blackstone Associates, a Delaware limited partnership. At present, the business of Blackstone Associates consists of performing the function of, and serving as, the general partner of certain limited partnerships, including Blackstone Partners. Mr. Simpkins is a member of Blackstone Management Partners L.L.C., which is the general partner of Blackstone Management Partners L.P. ("Blackstone Management"), and BMA, which is the general partner of BFIP.

     WP Partners is a Delaware limited partnership, the sole general partner of which is Wasserstein Management, which is controlled by CCA (formerly Wasserstein & Co., Inc.). WP Partners was formed by WP Group for the purpose of participating in merchant banking activities, including committing capital to the organization and consummation of private equity investments and leveraged buyout transactions. On January 3, 2001, WP Group merged with Dresdner Bank AG and spun off CCA, as a result of which Wasserstein Management and its affiliates are no longer affiliated with WP Group. Wasserstein Management serves as general partner of WP Partners and as such is engaged in managing WP Partners. Mr. O'Connell is a director of Wasserstein & Co., LP, a newly created entity involved in merchant banking activities, which is affiliated with Wasserstein Management.

 Certain Agreements

     The Stockholders Agreement (the "Stockholders Agreement") among the Company and Heartland and certain affiliates, Blackstone Partners and certain of its affiliates ("Blackstone"), the Wasserstein L.L.C. and certain of its affiliates ("Wasserstein") (other than the Company, collectively, the "Investor Parties") provides that the Investor Parties will vote their shares of Common Stock to ensure that seven members of our Board will be designated by Heartland, one by Wasserstein and one by Blackstone, in each case so long as each of Heartland, Wasserstein, and Blackstone (in each case, together with its affiliates) continues to beneficially own at least 25% of the Common Stock owned by them as of February 23, 2001. In addition, there must be three independent directors not otherwise affiliated with the Company, Blackstone, Wasserstein or Heartland. The Company's Chief Executive Officer will also serve as a director.

     The Stockholders Agreement also contains certain restrictions on the Company's ability to enter into transactions with Heartland and its affiliates. The Company and its subsidiaries may not enter into any such transaction or series of related transactions involving payments or other consideration in excess of $500,000 without the consent of (i) each of Blackstone and Wasserstein, so long as each holds at least 25% of the Common Stock held by it as of February 23, 2001, so long as Heartland and its affiliates directly or indirectly beneficially own at least 50% of the outstanding Common Stock and
(ii) a majority of the members of the Board who are disinterested with respect to the particular transaction and were not designated for election by Heartland so long as Heartland and its affiliates own at least 25% of the Common Stock owned by them on the date of the Stockholders Agreement. The restrictions described above will not apply to any of the transactions specifically contemplated by the parties, to payments after February 2002 of a 1% advisory fee in connection with acquisitions and divestitures by the Company and to transactions involving the sale, purchase or lease of goods or services on an arm's-length basis between the Company, on the one hand, and Heartland and its affiliates, on the other hand, involving not more than $1,250,000.

 Meetings and Committees of the Board of Directors

     Meetings and Attendance. In fiscal 2000, the Board of Directors held a total of four meetings and took action by unanimous written consent on two occasions. Each incumbent director attended at least 75% of the aggregate of the total number of meetings held by the Board and the total number of meetings held by the Committees on which he served during fiscal 2000.

     Committees of the Board. The Board of Directors has designated the Audit Committee, which currently consists of Mr. Clark, Mr. Rudman and Mr. Cohen, the Compensation Committee, which currently consists of Mr. Stockman, Mr. Tredwell and Mr. O'Connell, and the Executive Committee, which currently consists of Mr. Evans, Mr. Simpkins, Mr. Stockman and Mr. Tredwell. In addition, the Company's Restated Certificate of Incorporation provides for the Nominating Committee, which currently consists of all members of the Board of Directors other than Mr. Evans.

     The Audit Committee held six meetings in fiscal 2000. The Audit Committee's function is to meet with the Company's independent public accountants and with management to make inquiries regarding the manner in which the responsibilities of each are being discharged. The Audit Committee reviews the scope of audit and non-audit assignments and related fees, the Company's accounting principles and the adequacy of internal controls. See "Report of the Audit Committee."

     The Compensation Committee held one meeting in fiscal 2000. The Compensation Committee's function is to determine compensation for executive officers of the Company and to decide matters and policies with respect to the compensation of such executive officers, including the entry into employment agreements and the grant of awards under, and administration of, the Company's option plans. The Compensation Committee is not entitled to award or authorize any compensation to be paid to any executive officer of the Company who is also a partner or employee of Heartland, Blackstone Partners, WP Partners or their affiliates. See "Compensation Committee Report On Executive Compensation."

     The Executive Committee acted on one occasion in fiscal 2000 by unanimous written consent. The Executive Committee's function is generally to act on behalf of the Board of Directors during the intervals between meetings of the Board in the management of the business and affairs of the Company.

     The Nominating Committee held one meeting in fiscal 2000. The Nominating Committee's function is to nominate, by a majority vote thereof, persons for election to the Board of Directors at any annual meeting of stockholders or at any special meeting of stockholders called for the purpose of electing directors. Stockholders wishing to recommend director candidates for consideration by the Nominating Committee may do so by writing to the Secretary of the Company, giving the recommended candidate's name, biographical data and qualifications, not later than the date by which stockholder proposals for action must be submitted. Pursuant to the Restated Certificate of Incorporation of the Company, the Nominating Committee consists of all directors serving on the Board of Directors, excluding directors who are salaried employees of the Company.


                         REPORT OF THE AUDIT COMMITTEE

     The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company's financial reporting processes. The Board of Directors, in its business judgment, has determined that the members of the Committee are "independent", as required by applicable listing standards of the New York Stock Exchange. The Committee operates pursuant to a charter (the "Charter"), a copy of which is attached to this Proxy Statement as Appendix A. As set forth in the Charter, management of the Company is responsible for the preparation, presentation and integrity of the Company's financial statements, and maintaining appropriate accounting and financial reporting principles, policies, internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for planning and carrying out a proper audit of the Company's annual financial statements and expressing an opinion as to the fairness of the financial statements in conformity with generally accepted accounting principles.

 The Audit Committee held six meetings during 2000.

     The Audit Committee met with the independent auditors, management and internal auditors to assure that all were carrying out their respective responsibilities. The Committee reviewed the performance and fees of the independent auditors prior to recommending their appointment, and met with them to discuss the scope and results of their audit work, including the adequacy of internal controls and the quality of financial reporting. The Committee discussed with the independent auditors their judgments regarding the quality and acceptability of the Company's accounting principles, the clarity of its disclosures and the degree of aggressiveness or conservatism of its accounting principles and underlying estimates. The Committee discussed with and received a letter from the independent auditors confirming their independence. The independent auditors had full access to the Committee, including meetings without management present.

     Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Charter, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission.

The Audit Committee of the Board of Directors of Collins & Aikman Corporation for the period reported:

Robert C. Clark, Chair
Warren B. Rudman

     As part of its duties, the Audit Committee also considered whether the provision of services other than audit services during fiscal year 2000 by Arthur Andersen LLP, the Company's independent auditors, is compatible with maintaining the auditor's independence.

     Fees for all services provided by Arthur Andersen LLP for fiscal year 2000 are as follows:

 Audit Fees

     Amounts billed by Arthur Andersen LLP related to the 2000 annual financial statement audit and reviews of quarterly financial statements filed in the report on Form 10-Q were approximately $1.8 million.

 Financial Information Systems Design and Implementation Fees

     No amounts were billed by Arthur Andersen LLP in 2000 for financial information systems design and implementation services.

 All Other Fees

     Amounts billed by Arthur Andersen LLP for all other professional services in 2000 were approximately $1.0 million. The majority of these fees relate to tax services and employee benefit plan audits.


                            COMPENSATION COMMITTEE
                       REPORT ON EXECUTIVE COMPENSATION

     The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors. The Committee is responsible for the design, administration and oversight of all senior management compensation and benefit policies, plans, programs and agreements.

 Executive Officer Compensation

     The Company's compensation programs for its executive officers are intended to attract and retain qualified executives for the Company, to recognize individual performance in conjunction with overall corporate performance and to link a significant portion of the compensation paid to executives with the Company's current and long-term performance. The Compensation Committee believes that these goals are best implemented by providing a compensation package consisting of three major components: base salary, short-term incentive compensation and long-term incentive compensation.


     The Compensation Committee is not empowered to award or authorize any compensation to be paid to any executive officer of the Company who is also a partner or employee of Heartland, Blackstone Partners, WP Partners or their affiliates. None of the Company's current executive officers is a partner or employee of Heartland, Blackstone Partners, WP Partners or their affiliates.

 Base Salary

     When determining base salaries for the executive officers, the Compensation Committee considers the Company's retention needs, individual experience, individual and Company performance and individual responsibilities, the salaries of other officers and employees within the Company and management's recommendations. No relative weights are assigned to any factor. In addition, the Compensation Committee considers previously obtained, survey-based compensation data for companies of similar size with jobs similar to those of the Company in magnitude, complexity and scope of responsibility. While some of the companies identified in the peer group performance graph participate in these surveys, the Compensation Committee believes its competitors for executive talent are broader than this group due to the varied businesses in which its divisions compete for executive talent. As a matter of policy, base salaries are generally targeted at the 50th percentile of this broader group of automotive supply and general industry companies.


     Salaries of executive officers are reviewed periodically by the Compensation Committee, generally on a 12 month cycle. Salary adjustments are determined by subjectively evaluating the factors described in the previous paragraph.


     In the opinion of the Compensation Committee, competitive base salaries contribute to the Company's overall performance by attracting and retaining high quality management.


 Short-Term Incentive Compensation


     The second major component of the executive compensation program is the Company's Executive Incentive Compensation Plan (the "Bonus Plan") adopted each year. The objectives of this plan are to:


     (a) Motivate key employees to achieve and exceed the Company's financial goals;


     (b) Maintain management's focus on the importance of earnings and cash flows;


     (c) Focus on annual business results to lead to improvement in shareholder value; and


     (d) Attract and retain key employees of the quality required to manage the Company's businesses successfully.


     Under the Bonus Plan, the Company's executive officers and other key employees who the Committee deems to be in a position to have an impact on the attainment of the earnings and cash flow goals of the Company and its operating divisions have the opportunity to earn annual performance bonuses. While the number of persons participating in the Bonus Plan varies from year to year, approximately 650 persons participated in fiscal 2000. The bonus pool for each group of participants is based on Earnings Before Taxes (EBT) and Free Cash Flow (FCF). At the beginning of the year, EBT/FCF goals are established for Threshold (lowest), Target (expected) and Maximum performance for each operating division; such EBT/FCF goals correspond with Threshold, Target and Maximum bonus levels established for each group of participants. The amount of bonus actually paid under the Bonus Plan to participants is initially calculated based on the extent to which unit performance meets or exceeds the predetermined goals, thereby linking pay and unit performance and can range from 75% (for Threshold) to 200% (for Maximum) of the target award. Department heads, operating unit presidents, human resources and the Chief Executive Officer may change the allocation of bonus amounts among individuals, but not the aggregate bonus pool awarded. The target award for executive officers ranges from 40% to 150% of base salary depending on the participant's position with a subsidiary of the Company. The 2000 targets required an improvement over 1999 results. Bonus calculations are based, for operating unit participants, 70% upon the relevant operating unit performance and 30% upon general Company performance, and 100% upon general Company performance for corporate participants.


     One of the current executive officers received a bonus for fiscal 2000 under the Bonus Plan. For two executive officers, the target bonuses equaled 50% of base salary, for two of such officers 40% of base salary and for the other such officer 150% of base salary. Bonuses actually awarded were 0% of annual base salary for all current executive officers. Messrs. Hiller and Weston received payments described under "Executive Compensation -- Employment Agreements" rather than bonuses under the 2000 Bonus Plan. The payments were determined based upon the provisions of their employment agreements, management's recommendations and the Committee's subjective judgment of what was appropriate.

 Long-Term Incentive Compensation

     The third major component of the Company's executive compensation program is its long-term incentive compensation plans. Through the 1993 Plan, the 1994 Plan, and the 2000 Plan, the Company seeks to align the interests of key employees, at or above a level selected by the Committee in its subjective judgment (including all executive officers), more closely with those of the Company's stockholders, and to motivate and reward actions which lead to long-term value creation for stockholders. Stock option grants provide a direct link between any rewards executives may receive and the results achieved for stockholders. Stock options are intended to serve as compensation over a period of several years.

     Stock option grants with their respective vesting schedules were made to the Chief Executive Officer and three of the other Named Executive Officers in fiscal 2000 to attract one executive to the Company, to recognize the increased responsibilities of two Named Executive Officers and to retain a Named Executive Officer during calendar year 2000. These 2000 grants vest as shown under "Executive Compensation -- Option Grants in Last Fiscal Year".

     Stock option grants are made based on the Committee's subjective evaluation of the duties and responsibilities of the individual, his or her present and potential contributions to the long-term growth and success of the Company, the number of options previously granted to such person, the number of options granted to persons in similar positions both at the Company and at other companies deemed comparable to the Company (based on the Committee members' knowledge of options granted by other companies), the number of options required to attract and retain qualified management personnel, the number of options remaining available for grant and management's recommendations. The Committee's policy is to grant options with a term of ten years to provide a long-term incentive and to fix the exercise price of the options at the fair market value of the underlying shares at the date of grant. Such options provide only compensation if the price of the underlying shares increases. In addition, the Committee's policy is generally to grant options that vest over a specific period to provide the executive with an incentive to remain with the Company. The Committee's policy is also to provide new executives with options to attract them to the Company based on negotiations with new executives, management's recommendations and the Committee's subjective judgment primarily after reviewing the number of options granted to similar executives of the Company. The number of options granted in fiscal 2000 to executives was determined based on the above factors and the Committee's subjective judgment. Stock options granted to the Named Executive Officers during the last fiscal year and year-end option values of options granted to the Named Executive Officers are reflected in the tables provided below.

 Termination and Other Benefits

     The Company generally determines termination benefits for executive officers based on the executive officer's employment agreement (if applicable), the Company's general severance policies for "exempt employees" (if applicable) or an agreement with the departing executive officer at the time of separation. The Committee's policy generally has been to have employment agreements and change-in-control agreements with each of the Company's executive officers to provide them with severance benefits. These benefits are intended to permit these executives to focus their attention on performing their duties to the Company, rather than on the security of their employment. The Company has also adopted a supplement to the Personal Savings Plan and an Excess Benefit Plan relating to the Employee's Pension Account Plan to provide the benefits the underlying plans would have provided to executives but for legal limitations under the Employee Retirement Income Security Act of 1974 and Internal Revenue Service regulations.

 Chief Executive Officer Compensation

     The compensation of the Company's Chief Executive Officer is consistent with the compensation philosophy of the Company described above. Mr. Evans was paid a base salary of $735,000, based primarily on the Committee's subjective evaluation of Mr. Evans' experience and responsibilities, management's recommendation and survey-based compensation data. No particular weight was given to any of these factors. The terms of Mr. Evans' employment agreement are described under "Executive Compensation -- Employment Agreements" below.

     In addition to his base salary, Mr. Evans received annual incentive compensation under the Bonus Plan and a $175,000 signing bonus. Mr. Evans' target bonus opportunity under the Bonus Plan was 150% of current annual base salary, with a maximum opportunity of 300% of current annual base salary. EBT/FCF goals have been established by the Compensation Committee at the beginning of each fiscal year; award calculations are based on the same factors as are bonuses for all executive officers. In 2000, the Company's financial performance was below the targets set by the Compensation Committee. Mr. Evans did not receive an annual bonus award for the most recent fiscal year. Mr. Evans' signing bonus was determined based on the Committee's subjective judgment of the amount necessary to attract him to the Company.

     The Compensation Committee, in its sole discretion, determines the amount of any stock options to be granted to Mr. Evans based on the factors described above. During the most recent fiscal year, stock options were granted to Mr. Evans based on the factors described above under "Long-Term Incentive Compensation", including the Committee's subjective evaluation of Mr. Evans' duties and responsibilities, his potential contributions to the long-term growth and success of the Company, the lack of any options previously granted to him, the number of options granted to persons in similar positions both at the Company and at other companies deemed comparable to the Company (based on the Committee members' knowledge of options granted by other companies), the number of options required to attract Mr. Evans to the Company, the number of options remaining available for grant and management's recommendations.

     The Compensation Committee believes the total compensation program for Mr. Evans is competitive with that provided by comparable companies, matches the responsibilities of his office and reflects his personal contributions to the Company's performance. Since joining the Company in April 1999, Mr. Evans has repositioned the focus of the Company as a global supplier of automotive interior systems, has developed a comprehensive corporate strategy of leveraging the Company's core competencies in acoustic technologies and design and styling excellence, has enhanced and accelerated the Company's restructuring program to reposition the Company and to reduce costs to better serve the needs of global customers and has relocated the Company headquarters to Troy, Michigan. Mr. Evans also initiated a series of changes designed to expand the number of eligible participants in the 2000 Bonus Plan and 2000 Employee Stock Option Plan, to increase overall asset utilization and to reduce investment in working capital.

 Deductibility of Compensation in Excess of $1 Million a Year

     In 1993, Congress enacted Section 162(m) of the U.S. Internal Revenue Code of 1986, effective for tax years beginning in 1994. This legislation precludes a public corporation from taking a federal income tax deduction for compensation in excess of $1 million per year for its chief executive officer and any of its four other highest paid executive officers required to be in the summary compensation table below (with exceptions for certain performance-based compensation), although "grandfather" provisions may apply to certain compensation arrangements that were entered into by a corporation before it was publicly held. In view of the grandfather provisions regarding going public in an initial public offering, this legislation did not limit the Company's tax deductions for executive compensation prior to fiscal 1994.

     The Company will continue to review its executive compensation practices and plans on an ongoing basis with respect to Section 162(m). Where it deems advisable, the Company will take appropriate action to preserve the tax deductibility of its executive compensation, but it believes the more important objective is maintaining competitive compensation. To retain highly skilled managers and remain competitive with other employers, the Compensation Committee retains the authority to authorize other payments, including salary and bonuses that would not be deductible for federal income tax purposes, including payments under the 2000 and 2001 Bonus Plans and the Company's stock option plans.

The Compensation Committee of the Board of Directors of Collins & Aikman Corporation for the period reported:

Stephen V. O' Connell
Richard C. Lappin

                       EXECUTIVE OFFICERS OF THE COMPANY

     The following is a list of the names and ages, as of March 15, 2001, of the executive officers of the Company and a description of all positions and offices with the Company held by each such person and each such person's principal occupations and employment during the past five years. All executive officers hold office at the pleasure of the Company's Board of Directors




NAME                        AGE   POSITION
-------------------------  -----  --------------------------------------------------------------
Brian Batey .............   54    President of European Automotive Interior Systems
Thomas E. Evans .........   49    Chairman of the Board and Chief Executive Officer
Ronald T. Lindsay .......   50    Senior Vice President, General Counsel and Secretary
Jonathan L. Peisner .....   41    Senior Vice President, Communications, Investor Relations and
                                  Business Planning
Joseph P. Robich ........   56    Senior Vice President, Procurement & Supply Chain
                                  Development
Rajesh K. Shah ..........   49    Executive Vice President and Chief Financial Officer
Gregory Tinnell .........   40    Senior Vice President, Human Resources
Graham Tompson ..........   52    Senior Vice President, Product Development
Reed A. White ...........   53    President of Collins & Aikman Dura Convertible Systems

     Brian Batey has been President of European Automotive Interior Systems and an executive officer since August 2000. From 1999 to 2000, he was President of the European sealing business of Cooper Tire & Rubber Company and Standard Products, both manufacturers. Mr. Batey was Group Vice President for the Italy, Eastern Europe and IVECO (Fiat) Division of Lear Corporation, an automotive supplier, from 1996 to 1999. Mr. Batey was Vice President and General Manager for Rockwell Automotive, Europe/Asia Pacific from 1994 to 1996.

     Thomas E. Evans has been Chairman of the Board and Chief Executive Officer of the Company since April 1999. Previously, he was President of Tenneco Automotive, an automotive supplier and a division of Tenneco, Inc., from 1995 until April 1999. Prior to that, Mr. Evans served for six years with Case Corporation, a manufacturer of farm machinery and construction equipment and a subsidiary of Tenneco, Inc., in a series of senior management positions the last being Senior Vice President of Worldwide Operations. Prior to his employment with Case Corporation, he spent sixteen years in the automotive industry with Rockwell International and Federal Mogul Corporation. Mr. Evans is also a director of the Wisconsin Central Transportation Corporation, the Motor & Equipment Manufacturers Association, the National Association of Manufacturers and the Institute of Textile Technology.

     Ronald T. Lindsay has been Senior Vice President, General Counsel and Secretary and an executive officer of the Company since 1999. He has been Senior Vice President since 1999, Vice President from 1988 until 1999, and since 1988, General Counsel and Secretary of Collins & Aikman Products Co., a wholly-owned subsidiary of the Company.

     Jonathan L. Peisner has been Senior Vice President of Communications and Investor Relations of the Company since 1999 and Senior Vice President of Communications, Investor Relations and Business Planning since January 2000 and has been executive officer of the Company since February 2000. From 1995 until 1999, he was Director of Investor Relations and Business Planning for Lear Corporation, an automotive supplier.

     Joseph P. Robich has been Senior Vice President of Procurement and Supply Chain Management and an executive officer since August 2000. Previously, Mr. Robich was Vice President of Purchasing for the Company's European operations and prior to that Vice President of Purchasing for the Company's

Plastics Division. Mr. Robich has held senior purchasing and logistics positions for companies such as Becker Group International in 1998, AP Automotive Systems from 1997 to 1998, GKN Automotive from 1995 to 1997 and Allied Signal from 1990 to 1995.


     Rajesh K. Shah has been Executive Vice President and Chief Financial Officer and an executive officer of the Company since 1999. He was Vice President and Chief Financial Officer at United Technologies Automotive, an automotive supplier and a division of United Technologies Corporation from 1995 until 1999. From 1981 until 1994, he held senior level positions at Varity Corporation, an automotive supplier, including Executive Vice President and Chief Operating Officer at the Dayton Walther division, Vice President -- Finance and Planning at Kelsey Hayes and Director of Finance for Perkins Engine.


     Gregory Tinnell has been Senior Vice President of Human Resources and an executive officer since April 2000. Previously, he was Vice President of Human Resources for the Company's southern and Mexican Operations as well as Vice President of Global Compensation & Benefits. Mr. Tinnell joined the Company in 1995. Prior to Collins & Aikman, he served in various management positions with Sara Lee Corporation, Nabisco Foods Group and North American Refractories Company. Mr. Tinnell serves on the National Association of Manufacturers Human Resources Steering Committee and the Conference Board Global Human Resources Management Council.


     Graham Tompson has been Senior Vice President of Product Development and an executive officer since August 2000. Previously, he was Senior Vice President of Sales, Marketing and Engineering for the Company's European Operations. Mr. Tompson has been with the Company and its predecessors for over 30 years working in the areas of acoustic product development, quality and manufacturing. Previously, Mr. Tompson was the Ford Program Manager for W.R. Grace.


     Reed A. White has been President of Dura Convertible Systems, Inc. (also known as Collins & Aikman Dura Convertible Systems) since 1994, has been employed thereby in various management positions since April 1985 and has been an executive officer of the Company since February 2000.


     See "Executive Compensation -- Employment Agreements" for a description of employment agreements with Messrs. Evans, Lindsay and White, pursuant to which they are required to be elected to the offices they currently hold, and a severance benefit agreement with Mr. Shah. Additionally, Messrs. Batey, Robich, Tinnell and Tompson have employment agreements pursuant to which they are required to be elected to the offices they currently hold and Mr. Peisner has a severance benefit agreement.

                            EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation for services rendered to the Company and its subsidiaries by (i) all individuals serving as the Company's Chief Executive Officer during fiscal 2000, (ii) the Company's four most highly compensated executive officers (other than the Chief Executive Officer) whose total annual salary and bonus exceeded $100,000 and who were serving as executive officers at the end of the fiscal year ended December 31, 2000 and (iii) up to two of the Company's former executive officers whose compensation would have been reported herein if they had been serving as executive officers of the Company at the end of the fiscal year (the individuals named in clauses (i), (ii), and (iii) being referred to herein as the "Named Executive Officers"). All compensation shown has been paid by Products or by a subsidiary of Products (although any options shown as awarded are for Common Stock of the Company). The Company does not separately compensate its executive officers for their duties as officers of the Company (except for any such options).


                           SUMMARY COMPENSATION TABLE




                                                     ANNUAL COMPENSATION
                                 -----------------------------------------------------------
                                                                                               SECURITIES      ALL OTHER
                                                                              OTHER ANNUAL     UNDERLYING     COMPENSATION
   NAME AND PRINCIPAL POSITION    YEAR(1)   SALARY ($)       BONUS ($)      COMPENSATION(2)   OPTIONS (#)         ($)
-------------------------------- --------- ------------ ------------------ ----------------- ------------- -----------------
Thomas E. Evans ................   2000      729,167           175,000(4)       35,955            60,000         77,158 (6)
Chairman of the Board and          1999      485,513         1,325,000(5)       28,508         1,200,000         19,950
 Chief Executive Officer(3)        1998          N/A               N/A             N/A               N/A            N/A
Dennis E. Hiller ...............   2000      133,333                --              14               N/A        893,071 (7)
Former President of North          1999      384,167           200,000           1,944           100,000        314,682
 American Automotive               1998      295,000           106,750                                 0         17,527
 Interior Systems
Ronald T. Lindsay ..............   2000      220,625                --              52               N/A         12,830 (8)
Senior Vice President,             1999      177,950           100,000              63            40,000          8,385
 General Counsel and Secretary     1998      158,100            32,292             N/A               N/A          7,850
Frank J. Preston ...............   2000      270,449                --(9)           20           100,000          1,951(10)
President of North                 1999          N/A               N/A             N/A               N/A            N/A
 American Automotive               1998          N/A               N/A             N/A               N/A            N/A
 Interior Systems(11)
Rajesh K. Shah .................   2000      333,750                --              48            35,000         21,654(12)
Executive Vice President &         1999      130,769           200,000             N/A           100,000          2,887
 Chief Financial Officer(13)       1998          N/A               N/A             N/A               N/A            N/A
D. Michael Weston ..............   2000      165,000                --             939               N/A        437,720(14)
Former President of                1999      323,333           165,000             675           100,000         15,045
 European Automotive               1998      281,250            72,500                            25,000         15,538
 Interior Systems
Reed A. White ..................   2000      237,500                --             843            20,000         17,317(15)
President, Collins & Aikman        1999      188,333           200,000             871               N/A         12,744
 Dura Convertible Systems          1998      177,917           144,000             168               N/A          9,219

----------
(1) The information given in this table is for the fiscal years indicated, rather than calendar years. 2000 indicates the fiscal year ended December 31, 2000. 1999 indicates the fiscal year ended December 25, 1999. 1998 indicates the fiscal year ended December 26, 1998.

(2) Total perquisites for each Named Executive Officer were less than the lesser of $50,000 or 10% of annual salary and bonus, and accordingly, the dollar value of such perquisites is not shown. The numbers shown for each Executive Officer reflect gross-ups for incremental federal and state income taxes related to such perquisites or relocation reimbursements. Perquisites for each Executive Officer may, but do not necessarily, include reimbursement for any of the following expenses: car; financial planning; executive fitness; executive physicals and medical; clubs and entertainment; and personal use of Company aircraft.

(3) Mr. Evans joined the Company as Chairman of the Board of Directors and Chief Executive Officer and was named an executive officer of the Company in April 1999. Prior to April 1999, Mr. Evans held no position with the Company or its subsidiaries.

(4) For fiscal 2000, Mr. Evans' bonus calculation includes a $175,000 signing bonus payment made pursuant to his employment agreement.

(5) For fiscal 1999, Mr. Evans' bonus calculation includes a $325,000 signing bonus payment made pursuant to his employment agreement.

(6) Amount for fiscal 2000 for Mr. Evans consists of (i) contributions in the amount of $70,650 to the non-qualified supplement (the "SPSP") to the Collins & Aikman Personal Savings Plan ("PSP"), a defined contribution plan and (ii) premiums in the amount of $4,533 and $1,975 paid for basic term life insurance and Accidental Death & Dismemberment insurance ("AD&D insurance"), respectively, under group life insurance policies.

(7) Amount for fiscal 2000 for Mr. Hiller consists of (i) contributions in the amount of $23,284 to the SPSP, (ii) premiums in the amount of $2,486 and $634 paid for basic term life insurance and AD&D insurance, respectively, under group life insurance policies and (iii) post-employment contractual payments of $866,667 related to 2000 and 2001. See "Executive Compensation -- Employment Agreements."

(8) Amount for fiscal 2000 for Mr. Lindsay consists of (i) contributions in the amount of $11,543 to the SPSP and (ii) premiums in the amount of $1,176 and $111 paid for basic term life insurance and AD&D insurance, respectively, under group life insurance policies.

(9) Mr. Preston is to receive certain payments pursuant to an agreement entered into with Products in March 2001. See "Executive Compensation -- Employment Agreements."

(10) Amount for fiscal 2000 for Mr. Preston consists of premiums in the amount of $1,580 and $371 paid for basic term life insurance and AD&D insurance, respectively, under group life insurance policies.

(11) Mr. Preston joined the Company as President of North American Automotive Interior Systems and was named an executive officer in April 2000. Prior to April 2000, Mr. Preston held no positions with the Company or its subsidiaries. Mr. Preston resigned effective March 12, 2001.

(12) Amount for fiscal 2000 for Mr. Shah consists of (i) contributions to the PSP, in the amount of $2,700 (ii) contributions to the SPSP in the amount of $16,515 and (iii) premiums in the amount of $2,075 and $364 paid for basic term life insurance and AD&D insurance, respectively, under group life insurance policies.

(13) Mr. Shah joined the Company as Executive Vice President and Chief Financial Officer and was named an executive officer of the Company in July 1999. Prior to July 1999, Mr. Shah held no positions with the Company or its subsidiaries.

(14) Amount for fiscal 2000 for Mr. Weston consists of (i) contributions in the amount of $17,820 to the SPSP, (ii) premiums in the amount of $2,051 and $349 paid for basic term life insurance and AD&D insurance, respectively, under group life insurance policies and (iii) post-employment contractual payments of $417,500 related to 2000 and 2001. See "Executive Compensation -- Employment Agreements."

(15) Amount for fiscal 2000 for Mr. White consists of (i) contributions in the amount of $15,750 to the SPSP and (ii) premiums in the amount of $1,432 and $135 paid for basic term life insurance and AD&D insurance, respectively, under group life insurance policies.

                       OPTION GRANTS IN LAST FISCAL YEAR


     Shown below is information on grants of stock options made during the fiscal year ended December 31, 2000, to the Named Executive Officers.




                                                    INDIVIDUAL GRANTS
                            -----------------------------------------------------------------
                               NUMBER OF      % OF TOTAL
                               SECURITIES       OPTIONS
                               UNDERLYING     GRANTED TO
                                OPTIONS      EMPLOYEES IN   EXERCISE PRICE                          GRANT DATE
            NAME              GRANTED (#)     FISCAL 2000      ($/SH)(1)     EXPIRATION DATE   PRESENT VALUE ($)(2)
--------------------------- --------------- -------------- ---------------- ----------------- ---------------------
Thomas E. Evans ...........      60,000(3)        7.4%           5.3125          03/22/10            $230,910
Frank J. Preston ..........     100,000(4)       12.4%             6.25          05/24/10            $456,351
Dennis E. Hiller ..........           0             0               N/A               N/A                 N/A
Ronald T. Lindsay .........           0             0               N/A               N/A                 N/A
Rajesh K. Shah ............      35,000(5)        4.3%           5.3125          03/22/10            $134,697
D. Michael Weston .........           0             0               N/A               N/A                 N/A
Reed A. White .............      20,000(6)        2.5%           5.3125          03/22/10            $ 76,970

----------
(1) "N/A" appearing in the table denotes not applicable since no options were granted to the Named Executive Officer.


(2) Option values reflect Black-Scholes model output for options. The assumptions used in the model were expected volatility of 53%, risk-free rate of return of 6.78% for Messrs. Evans, Shah and White's options, 7.12% for Mr. Preston's options, dividend yield of 0% and time to exercise of ten years. Additionally, no liquidity discount or forfeiture discount was applied.


(3) Options were awarded pursuant to the 1994 Plan and vest 331/3% on March 22, 2001, 66 2/3% on March 22, 2002 and 100% on March 22, 2003.


(4) All options granted to Mr. Preston vested in March 2001. Mr. Preston resigned effective March 12, 2001.


(5) Options were awarded pursuant to the 1994 Plan and vest 331/3% on March 22, 2001, 662/3% on March 22, 2002 and 100% on March 22, 2003.


(6) Options were awarded pursuant to the 1994 Plan and vest 331/3% on March 22, 2001, 662/3% on March 22, 2002 and 100% on March 22, 2003.


     If, upon exercise of any of the options described above, the Company must pay any amount for income tax withholding, in the Compensation Committee's or the Board of Directors' sole discretion, either the optionee will pay such amount to the Company or the number of shares of Common Stock delivered by the Company to the optionee will be appropriately reduced to reimburse the Company for such payment. The Compensation Committee or the Board of Directors may also permit the optionee to choose to have such shares withheld or to tender shares of Common Stock the optionee already owns. The Compensation Committee or the Board of Directors may also make such other arrangements with respect to income tax withholding as it shall determine.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
                                    VALUES

     Shown below is information with respect to the exercise of stock options during the last fiscal year and the year-end value of unexercised options to purchase Common Stock granted to the Named Executive Officers and held by them as of December 31, 2000.



                                                                                        VALUE OF UNEXERCISED
                                                          NUMBER OF UNEXERCISED             IN-THE-MONEY
                                                      OPTIONS/SARS AT FISCAL YEAR-         OPTIONS/SARS AT
                            SHARES                               END (#)                  FISCAL YEAR-END ($)
                          ACQUIRED ON       VALUE     ----------------------------- ------------------------------
          NAME           EXERCISE (#)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
----------------------- -------------- -------------- ------------- --------------- -------------- --------------
Thomas E. Evans .......     0              0             400,000        800,000             0(2)          0(2)
Rajesh K. Shah ........     0              0              33,334        101,666             0(2)          0(2)
Dennis E. Hiller ......     0              0                   0              0           N/A           N/A
Ronald T. Lindsay .....     0              0              58,258         26,666         7,719             0
Frank J. Preston ......     0              0                   0        100,000             0(2)          0(2)
D. Michael Weston .....     0              0             225,000              0             0(2)          0(2)
Reed A. White .........     0              0             101,774         20,000        13,507             0(2)

----------
(1) The value of in-the-money options is based on the difference between the exercise price of such options and the closing price of the Common Stock on the New York Stock Exchange on December 29, 2000 (the last trading day of the fiscal year ended December 31, 2000), which was $4.1875.

(2) Some options were not in-the-money at fiscal year end because the exercise price of such options exceeded the closing price of the Common Stock on the New York Stock Exchange on December 29, 2000.


                 DEFINED BENEFIT OR ACTUARIAL PLAN DISCLOSURE

     C&A Co. Plan. Provided certain eligibility requirements are met, at the end of each calendar month, pay credits are applied to a participant's account under the Collins & Aikman Corporation Employees' Pension Account Plan (the "C&A Co. Plan") based on the participant's length of credited service and compensation (as defined) during that month. For participants aged 50 or older, the monthly pay credit is based on either credited service and compensation or age and compensation, whichever results in the higher amount.

     The following chart sets forth how pay credits are determined under the C&A Co. Plan:



                                                  PERCENTAGE OF COMPENSATION
         ELIGIBILITY REQUIREMENTS                USED TO DETERMINE PAY CREDITS
------------------------------------------   -------------------------------------
     YEARS OF                                 UP TO 1/3 OF THE     OVER 1/3 OF THE
 CREDITED SERVICE     OR          AGE          S.S. WAGE BASE      S.S. WAGE BASE
   Less than 10             Less than 50             2.5%                4.5%
     10 -- 14                 50 -- 54               3.0%                5.5%
     15 -- 19                 55 -- 59               4.0%                6.5%
     20 -- 24                 60 -- 64               5.0%                8.0%
    25 or more               65 or more              6.0%               10.0%

     The dollar amounts that result from these percentages are added together and the total is the pay credit for the month.

     In addition, interest credits are applied each month to the account balance. Participants make no contributions to the C&A Co. Plan. Employer contributions are 100% vested after five years of service or at age 65, whichever is earlier, and may vest under certain other circumstances as set forth in the C&A Co. Plan. The estimated annual benefits payable upon retirement at normal retirement age under the C&A Co. Plan (based on pay credits actually made and interest credits projected through normal retirement age) for Messrs. Evans, Hiller, Lindsay, Preston, Shah, Weston and White, assuming they use their account balances to purchase a single life annuity, are $3,914, $49,680, $29,973, $1,659, $2,932, $6,116, and $17,264, respectively. Participants in the
C&A Co. Plan have the option, however, of receiving the value of their vested account in a lump sum following termination of employment.

     C&A Co. Excess Benefit Plan. The Excess Benefit Plan of Collins & Aikman Corporation (the "C&A Co. Excess Plan") works in conjunction with the C&A Co. Plan (which is described above) and provides to the employee any benefit which the C&A Co. Plan would have provided but for certain legal limitations under the Employee Retirement Income Security Act of 1974 and Internal Revenue
Service regulations. The pay credits and interest credits are determined as described with respect to the C&A Co. Plan as if no legal limitations existed, and then this plan provides any benefit which is in excess of the benefit provided under the C&A Co. Plan. The estimated annual benefits payable upon retirement at normal retirement age under the C&A Co. Excess Plan (determined as described with respect to the C&A Co. Plan) for Messrs. Evans, Hiller, Lindsay, Preston, Shah, Weston and White are $21,310, $48,384, $6,703, $173, $4,186,
$8,448, $7,499, respectively.

     C&A Co. SRIP. Participation in the Collins & Aikman Corporation Supplemental Retirement Income Plan (the "C&A Co. SRIP") is solely at the discretion of the Board of Directors of Products and is extended to a select group of key executives. The plan, which may be discontinued at any time, provides a participating employee with a retirement benefit at or after age 62 or between ages 55 and 61 on an actuarially reduced basis. A target benefit is first calculated for each employee based on Total Annual Compensation (final base salary plus the average of the bonuses paid for the last three fiscal years) and years of service at retirement. The benefit payable from the C&A Co. SRIP is determined as the excess of the target benefit over any pension benefits payable from Social Security and any other retirement plans sponsored by the Company. An employee does not become vested in a benefit until (i) reaching age 55 and completing 10 years of service or (ii) reaching age 62.

     The following table shows, for specified compensation and years of service classifications, the hypothetical annual target benefits under the C&A Co. SRIP for employees retiring at age 65, assuming that the retiring participant elects a single life annuity.


                               PENSION PLAN TABLE


 TOTAL ANNUAL
 COMPENSATION                                          YEARS OF SERVICE
--------------   ---------------------------------------------------------------------------------------------
                       10              15              20              25              30              35
                 -------------   -------------   -------------   -------------   -------------   -------------
  $  100,000      $   42,000      $   51,000      $   60,000      $   60,000      $   60,000      $   60,000
  $  125,000      $   52,500      $   63,750      $   75,000      $   75,000      $   75,000      $   75,000
  $  150,000      $   63,000      $   76,500      $   90,000      $   90,000      $   90,000      $   90,000
  $  175,000      $   73,500      $   89,250      $  105,000      $  105,000      $  105,000      $  105,000
  $  200,000      $   84,000      $  102,000      $  120,000      $  120,000      $  120,000      $  120,000
  $  225,000      $   94,500      $  114,750      $  135,000      $  135,000      $  135,000      $  135,000
  $  250,000      $  105,000      $  127,500      $  150,000      $  150,000      $  150,000      $  150,000
  $  275,000      $  115,500      $  140,250      $  165,000      $  165,000      $  165,000      $  165,000
  $  300,000      $  126,000      $  153,000      $  180,000      $  180,000      $  180,000      $  180,000
  $  350,000      $  147,000      $  178,500      $  210,000      $  210,000      $  210,000      $  210,000
  $  400,000      $  168,000      $  204,000      $  240,000      $  240,000      $  240,000      $  240,000
  $  450,000      $  189,000      $  229,500      $  270,000      $  270,000      $  270,000      $  270,000
  $  500,000      $  210,000      $  255,000      $  300,000      $  300,000      $  300,000      $  300,000
  $  600,000      $  252,000      $  306,000      $  360,000      $  360,000      $  360,000      $  360,000
  $  700,000      $  294,000      $  357,000      $  420,000      $  420,000      $  420,000      $  420,000
  $  800,000      $  336,000      $  408,000      $  480,000      $  480,000      $  480,000      $  480,000
  $  900,000      $  378,000      $  459,000      $  540,000      $  540,000      $  540,000      $  540,000
  $1,000,000      $  420,000      $  510,000      $  600,000      $  600,000      $  600,000      $  600,000
  $1,100,000      $  462,000      $  561,000      $  660,000      $  660,000      $  660,000      $  660,000
  $1,200,000      $  504,000      $  612,000      $  720,000      $  720,000      $  720,000      $  720,000
  $1,300,000      $  546,000      $  663,000      $  780,000      $  780,000      $  780,000      $  780,000
  $1,400,000      $  588,000      $  714,000      $  840,000      $  840,000      $  840,000      $  840,000
  $1,500,000      $  630,000      $  765,000      $  900,000      $  900,000      $  900,000      $  900,000
  $1,600,000      $  672,000      $  816,000      $  960,000      $  960,000      $  960,000      $  960,000
  $1,700,000      $  714,000      $  867,000      $1,020,000      $1,020,000      $1,020,000      $1,020,000
  $1,800,000      $  756,000      $  918,000      $1,080,000      $1,080,000      $1,080,000      $1,080,000
  $1,900,000      $  798,000      $  969,000      $1,140,000      $1,140,000      $1,140,000      $1,140,000
  $2,000,000      $  840,000      $1,020,000      $1,200,000      $1,200,000      $1,200,000      $1,200,000

     All the Named Executive Officers except Mr. Preston participate in the C&A Co. SRIP. As of December 31, 2000, Mr. Evans had 5 years, 8 months of plan service, and at age 65, he will have had an estimated 21 years, 3 months of plan service. As of December 31, 2000, Mr. Lindsay had 14 years, 6 months of plan service, and at age 65, he will have had an estimated 28 years, 11 months of plan service. As of December 31, 2000, Mr. Shah has had 1 year, 5 months of plan service, and at age 65, he will have had an estimated 17 years of plan service. Mr. White has had 15 years, 7 months of plan service, and at age 65, he will have an estimated 27 years, 6 months of plan service. Mr. Hiller's employment was concluded on April 30, 2000 and he has no vested benefits under the C&A Co. SRIP. Mr. Weston's employment was concluded on June 30, 2000 and he has no vested benefits under the C&A Co. SRIP.

 Employment Agreements

     In April 1999, Products entered into an employment agreement with Mr. Evans, pursuant to which he serves as the Company's Chief Executive Officer and as Chairman of the Board of Directors. The agreement provides for an initial base salary of $700,000 and participation in any executive bonus plan with a target bonus of 100% of base salary then in effect and a maximum of 200% of base salary. The agreement also provides for participation in benefit plans as generally in effect for executive officers and such perquisites as the Compensation Committee deems advisable from time to time, which may include the use of company aircraft, use of company automobiles (and reimbursement for gas and maintenance charges), and luncheon club and country club membership dues. Under the C&A Co. SRIP, Mr. Evans has received credit for four years of past service under the executive retirement plan of his former employer, with additional benefit accruals to occur in accordance with such plan for years of service to the Company. Mr. Evans is also to receive an $850,000 signing bonus, $325,000 of which was paid in April 1999 and $175,000 of which is to be paid on each of the first three anniversaries of the commencement of his employment, subject to the terms and conditions of the employment agreement. Mr. Evans was granted options under the 1994 Plan for 1,200,000 shares, which options vest 331/3% on each of the first three anniversaries of the commencement of his employment. Under the agreement, Mr. Evans may not sell more than 60,000 shares of Common Stock in any three month period or more than 180,000 in any one year period, unless a change of control of the Company occurs. Upon a change of control of the Company, as defined in the agreement, which occurred in the first quarter of 2001, all options granted to Mr. Evans became fully vested and immediately exercisable, all benefits under the C&A Co. SRIP were fully vested and the unpaid portion of the signing bonus was paid to Mr. Evans. The agreement provides for employment for a period commencing April 22, 1999 and ending April 22, 2002. Thereafter, the agreement will be automatically renewed for additional one year periods unless Products or Mr. Evans provides 90 days prior written notice. In the event of involuntary termination for reasons other than cause or termination by Mr. Evans for good reason (a demotion for Mr. Evans' position or a significant reduction in his responsibilities, other than as a result of a sale or other disposition of assets of the company), the agreement provides for severance benefits equal to Mr. Evans' base salary then in effect for a period of two years from the termination date, plus if such termination occurs during fiscal year 2000, two times the average of the target bonus for fiscal year 2000 and the greater of $575,000 and the actual bonus for fiscal year 1999. For fiscal year 2001 and thereafter, the additional amount shall be two times the average of the target bonus for the then fiscal year and Mr. Evans' actual bonus for the most recently completed fiscal year. Additionally, Mr. Evans would receive, in the event of involuntary termination for reasons other than cause, any unpaid portion of the signing bonus, the complete vesting and right to immediately exercise any options granted under the employment agreement, a pro rata portion of $575,000 or the target bonus for the then fiscal year, immediate and full vesting in all benefits under the C&A Co. SRIP, and one year after the termination date the restrictions on Mr. Evans' sale of Common Stock would expire. If Mr. Evans' employment is terminated due to his death or physical or mental disability, Products shall pay any unpaid portion of his signing bonus, any earned but unpaid bonus under the executive bonus plan, any unpaid salary prior to the termination date, one times his base salary on the termination date and, a ratable portion of the annual bonus he would have earned based on actual performance results for the current fiscal year. Additionally, a ratable portion of options granted to Mr. Evans under the agreement which would have vested on the next anniversary of the commencement date of his employment shall become vested and immediately exercisable based upon the period of service since the immediately preceding anniversary date of the commencement of his employment, and one year after the termination date, the restrictions on the sale of Mr. Evans' Common Stock would expire.

     The Company has entered into letter agreements with each of Mr. Preston, Mr. White, Mr. Lindsay and Mr. Shah which provide for certain benefits if, during the period commencing three months prior to a Change in Control (as defined) of the Company and ending one year thereafter (or 45 days after notice of intent to constructively terminate employment, if later) (a "Change in Control Period"), (i) the executive's employment is involuntarily terminated other than for cause or (ii) there is a constructive termination of executive's employment (which is a termination by the executive due to involuntary relocation, a material reduction in executive's total compensation and benefit package or a significant reduction in executive's responsibilities, position or authority). The benefits payable in a lump sum to the executive in such an event are as follows: (a) the executive's base salary through the date of termination; (b) a pro rata bonus equal to the executive's target bonus immediately preceding the Change in Control Period multiplied by a fraction, the numerator of which is the number of months in the year prior to termination and the denominator of which is twelve; (c) twenty-four months of base salary; and (d) two times executive's target annual bonus in effect immediately preceding the Change in Control Period. The Company shall also (w) offer executive an opportunity to purchase his Company automobile at its net book value, (x) deem the executive to continue as an employee of the Company for two years following termination for purposes of eligibility and vesting (but not benefit accrual) under retirement plans, (y) allow the executive to continue to participate in welfare benefit plans for two years (or until new employment) and (z) reimburse the executive for costs of continued coverage for executive and dependents under the Company's group health plans at the end of the welfare benefit continuation period described in (y). The letter agreements provide that any such benefits to an executive which constitute "Parachute Payments" under Section 280G of the U.S. Internal Revenue Code of 1986 (the "Code") may be reduced so that the Company shall not be caused to have paid an "Excess Parachute Payment" under Section 280G of the Code. In addition, any lump sum payment shall be reduced by the amount of cash severance or salary continuation benefits paid to the executive under any other plan or policy of the Company or a written employment agreement between the Company (or one of its affiliates) and executive.

     In January 1999, Products entered into an employment agreement with Mr. Hiller for a period of three years ending January 19, 2002, subject to the terms and conditions of the agreement. The agreement provided for an initial base salary of $400,000 per year and a guaranteed cash bonus of no less than $200,000 for his participation in the annual executive incentive compensation plan during 1999. Mr. Hiller's target bonus under the annual executive incentive compensation plan was initially set at 50% of his base salary. Pursuant to the agreement, Mr. Hiller was granted options under the 1994 Plan for 100,000 shares of Common Stock, which options vest one-third each year beginning one year after grant. The agreement provided that Mr. Hiller would be entitled to such fringe benefits and perquisites and to participate in such benefit plans as are generally made available to executives of the Company, including the use of an automobile (and reimbursement for gas and maintenance charges) and country club membership. The agreement also provided for (i) reimbursement for reasonable expenses incurred by Mr. Hiller in connection with relocating from Davidson, North Carolina to Troy, Michigan, (ii) a one-time relocation allowance of $135,000 payable in a lump sum upon completion of the move (plus a gross-up to cover taxes) and (iii) a payment equal to any positive difference between the appraised value of his house in North Carolina and its selling price. In the event Mr. Hiller's employment was terminated by Products without cause or by Mr. Hiller due to a "constructive termination" (which includes a material reduction in compensation and benefits or an adverse change in his responsibilities, position (including status, office, title, reporting relationships or working conditions, authority or duties) prior to the expiration of the term of the agreement, Mr. Hiller would receive his base salary for the greater of twenty-four months or the remaining term of the agreement and a pro rata bonus for the year of termination based on the number of months elapsed prior to termination. In such event, all Mr. Hiller's options would vest and would remain exercisable for a period of 90 days after termination (or the original expiration date of the options, if earlier).

     Effective April 2000, Products entered into an agreement with Mr. Hiller which supersedes his employment agreement. Pursuant to this agreement, Mr. Hiller's employment with Products terminated effective April 30, 2000. This agreement provides for Mr. Hiller to receive two years of payments at the rate of his base salary of $400,000 per year, half payable in monthly installments commencing May 2000 and half payable in one lump sum on April 30, 2000. Pursuant to this agreement, Mr. Hiller also received a lump sum incentive payment of $66,667 in March 2001, and certain other payments. All stock options became immediately vested and exercisable through October 31, 2000. The agreement also contains provisions regarding non-competition, non-solicitation of employees and a general release by Mr. Hiller.

     In January 1999, Products entered into an amended and restated employment agreement with Mr. Weston for a period of two years ending March 31, 2001, subject to the terms and conditions of the agreement. The agreement provided for an initial base salary of $330,000 per year and a guaranteed cash bonus of no less than $165,000 for his participation in the annual executive incentive compensation plan during 1999. Mr. Weston's target bonus under the annual executive incentive compensation plan was initially set at 50% of his base salary. Pursuant to the agreement, Mr. Weston was granted options under the 1994 Plan for 100,000 shares of Common Stock, which options vest 50% after the first year and the remainder the following year. The agreement provided that Mr. Weston would be entitled to such fringe benefits and perquisites and to participate in such benefit plans as are generally made available to executives of the Company, including the use of an automobile (and reimbursement for gas and maintenance charges) and country club membership. Mr. Weston, who relocated to Germany at the Company's request, would also receive benefits in accordance with the Company's standard expatriate policy. In the event of termination as a result of death or disability prior to the expiration of the term of the agreement, the agreement provided for a payment of twelve months of his base salary. In the event Mr. Weston's employment was terminated by Products without cause or by Mr. Weston due to a "constructive termination" (which includes a material reduction in compensation and benefits or an adverse change in his responsibilities, position (including status, office, title, reporting relationships or working conditions), authority or duties), Mr. Weston would receive his base salary for the greater of twelve months or the remaining term of the agreement and reimbursement of all reasonable expenses incurred in relocating to the United States. In the event of such a without cause or constructive termination, all of Mr. Weston's options would vest and would remain exercisable for a period of 90 days after termination (or the original expiration date of the options, if earlier). The agreement also included a provision that Mr. Weston would not compete with the Company during the term of the agreement and any severance period. If Mr. Weston was not offered a comparable position with the Company in the United States at the end of the term of the agreement, Mr. Weston would receive twelve months base salary, one year's target bonus under the annual executive incentive compensation plan, reimbursement of reasonable expenses in relocating to the United States and an extension of the period in which to exercise his stock options of two years following termination (or the original expiration date of the options, if earlier).

     In April 2000, Products entered into an agreement with Mr. Westson which supersedes his employment agreement. Pursuant to this agreement, Mr. Weston's employment with Products terminated on June 30, 2000, after which time
Mr. Weston is required to provide limited advisory and consulting services through June 30, 2001. During this consulting period, Mr. Weston is entitled to receive monthly payments at the rate of his base salary of $330,000 per year, and continued participation in certain benefit plans, including payment of benefits earned but unvested as of June 30, 2001. In addition, in consideration of his provision of transition services during the period April - June, 2000, he will receive an incentive payment of $87,500 on or before December 31, 2001. All of his stock options became fully vested on June 30, 2000 and are exercisable through June 30, 2001. The agreement also contains provisions regarding non-competition and non-solicitation of employees.

     In July 1999, the Company entered into a Severance Benefit Agreement with Mr. Shah for a period of two years ending July 25, 2001, with one year renewal terms, unless written notice is given by the Company at least 60 days prior to the end of the term then in effect. In the event Mr. Shah's employment is terminated by the Company without cause or by Mr. Shah due to "constructive termination" prior to the expiration of the term of the agreement, Mr. Shah shall receive (i) any unpaid cash bonus for the prior fiscal year, (ii) accrued and vested benefits under the employee benefit plans sponsored by the Company,
(iii) 1.5 times the executive's target bonus under the executive incentive compensation plan for the current fiscal year (iv) the base salary for the greater of eighteen months or the remainder of the agreement.

     In October 1999, Products entered into an employment agreement with Mr. Lindsay for a period of three years ending September 30, 2002, subject to the terms and conditions of the agreement. The agreement provides for an initial base salary of $215,000 per year. Mr. Lindsay's target bonus under the annual executive incentive compensation plan is set at 40% of his base salary. Pursuant to the agreement,

Mr. Lindsay was granted options under the 1994 Plan for 40,000 shares of Common Stock, which vest 1/3 after the first year, 1/3 after the second year and the remainder after the third year. The agreement provides for employee benefits and such other fringe benefits as are available to executives of the Company, including the use of an automobile (and reimbursement for gas and maintenance charges) and country club membership. The agreement also provides for (i) reimbursement of reasonable expenses incurred by Mr. Lindsay in connection with the relocation from Charlotte, North Carolina to Troy, Michigan, (ii) a one-time relocation allowance $50,000 (plus a gross-up of income taxes), payable in a lump sum upon completion of the purchase of a principal residence in the Troy, Michigan area. In the event Mr. Lindsay's employment is terminated by Products without cause or by Mr. Lindsay due to "constructive termination" prior to the expiration of the term of the agreement, Mr. Lindsay shall receive the greater of twelve months base salary or the remaining term of the agreement and a standard bonus payment. In such event, all outstanding stock options will immediately vest and remain exercisable for a period of 90 days after termination.

     In March 2000, Products entered into an employment agreement with Mr. Preston for a period of three years ending April 30, 2003, subject to the terms and conditions of the agreement. The agreement provided for an initial base salary of $350,000 per year. Mr. Preston's target bonus under the annual executive incentive compensation plan was set at 50% of his base salary with a guaranteed cash bonus of no less than $87,500 for his participation in the annual executive incentive compensation plan during 2000. Pursuant to the agreement, Mr. Preston was granted options under the 1994 Plan for 100,000 shares of Common Stock, which would vest 1/3 after the first year, 1/3 after the second year and the remainder after the third year. The agreement provided for employee benefits and such other fringe benefits as were available to executives of the Company, including the use of an automobile (and reimbursement for gas and maintenance charges) and country club membership. The agreement also provided for (i) reimbursement of reasonable expenses incurred by Mr. Preston in connection with the relocation from Plymouth, Michigan to the Troy, Michigan area at any time during the first two years of the contract. In the event Mr. Preston's employment was terminated by Products without cause or by Mr. Preston due to "constructive termination" prior to the expiration of the term of the agreement, Mr. Preston would receive the greater of twelve months base salary or the remaining term of the agreement and the average annual bonus paid for the two fiscal years prior to termination. In such event, all outstanding stock options would immediately vest and remain exercisable for a period of twelve months after termination.

     In March 2001, Mr. Preston entered into an agreement with Products, which supersedes his employment agreement, whereby he resigned his employment with Products effective March 12, 2001. Mr. Preston will receive monthly payments through April 2003 at the rate of his base salary at the time of his resignation of $400,000 per year, and a lump sum payment in March 2001 of $41,000, net of income taxes, and a $150,000 incentive payment. Additionally, and will be exercisable until March 2002 through April 2003, Mr. Preston will be eligible to participate in the Company's medical, prescription and dental plans as well as the executive medical benefit plan with an annual limit of $7,500. Pursuant to the agreement, all stock options granted to Mr. Preston vested in March 2001 and will be exercisable until March 2002 pursuant to the agreement. The agreement also contains provisions regarding noncompetition, nonsolicitation of employees and a general release by Mr. Preston.

     In December 2000, Products entered into an employment agreement with Mr. White for a period of three years ending November 30, 2003, subject to the terms and conditions of the agreement. The agreement provides for an initial base salary of $250,000 per year. Mr. White's target bonus under the annual executive incentive compensation plan is set at 40% of his base salary. The agreement provides for employee benefit and such other fringe benefit as are available to executives of the Company including a perquisite allowance of $20,000 (plus a gross-up for income taxes) to be used for the lease/purchase of an automobile, associated automobile insurance, club memberships and financial planning. In the event Mr. White's employment is terminated by Products without cause or by Mr. White due to "constructive termination" prior to the expiration of the term of the agreement, Mr. White shall receive twenty-four months base salary and a standard bonus payment. In such event, all outstanding stock options will immediately vest and remain exercisable for a period of 90 days after termination.

 Performance Graph

     The following graph compares the cumulative total stockholder return from January 26, 1996 through December 31, 2000 of (i) the Company, (ii) the S&P 500 and (iii) a peer group of companies selected by the Company (consisting of Lear Corporation, Magna International Inc., Johnson Controls, Inc., Superior Industries International Inc., MascoTech Inc., Arvin Industries, Inc., Dana Corporation, Eaton Corporation and Borg Warner Automotive Inc.) (the "Automotive Peer Group"). Dividend reinvestment has been assumed and, with respect to the companies in the Automotive Peer Group, the returns of each such company have been weighted to reflect relative stock market capitalization. The graph assumes an investment of $100 on January 26, 1996 in each of the Common Stock and the stocks comprising the S&P 500 and the Automotive Peer Group.

                            CUMULATIVE TOTAL RETURN

        Based upon an initial investment of $100.00 on January 26, 1996 with dividends reinvested


                       COLLINS &                    AUTOMOTIVE
                      AIKMAN CORP.     S&P 500      PEER GROUP
          1/26/96       100.00         100.00         100.00
         12/27/97        87.50         124.34         124.66
         12/26/97       123.21         156.58         155.02
         12/24/98        71.43         208.16         148.43
         12/25/00        91.15         250.73         126.07
         12/31/00        67.86         229.64         115.62




The Automotive Peer Group consists of Lear Corporation, Magna International Inc., Johnson Controls, Inc., Superior Industries International Inc., Metaldyne Corporation, Arvin Industries, Inc., Dana Corporation, Eaton Corporation and Borg Warner Automotive Inc.

 Compensation of Directors

     Each director of the Company and Products who is not a full-time employee thereof (or the major stockholder who designates such director to the Board of Directors) receives a fee of $55,000 per year, payable quarterly.

     In addition, under the Directors Plan, each non-employee director of the Company who is not affiliated with a major stockholder, and was not affiliated with a major stockholder at the time of his most recent election to the Board of Directors, receives an annual automatic grant of ten-year options for 10,000 shares of Common Stock each November. The options have a per share exercise price equal to the closing sales price of the Common Stock on the New York Stock Exchange on the date of grant and are exercisable six months and one day after the date of grant. Any options not exercisable prior to a termination of directorship are canceled. Currently, only Mr. Clark and Mr. Rudman are eligible to receive grants under the Directors Plan.

 Compensation Committee Interlocks and Insider Participation

     From April 27, 2000 to February 23, 2001, the Compensation Committee was composed of Mr. Lappin and Mr. O'Connell. Mr. O'Connell replaced Dr. Bruce R. Barnes on April 27, 2000. Effective April 10, 2001, the Compensation Committee has been composed of Messrs. Stockman, O'Connell and Tredwell. None of Dr. Barnes, or Messrs. Lappin, Stockman, O'Connell or Tredwell is or has been an employee of the Company or any of its subsidiaries, including Products, or is or has been separately compensated for serving as an officer of the Company or any of its subsidiaries, including Products. See "Compensation Committee Report on Executive Compensation". None of the executive officers who are separately compensated for serving as executive officers (or who received options) serve on the Compensation Committee.

     Mr. Lappin, who resigned as a director on February 23, 2001, is a Senior Managing Director of Blackstone. Mr. O'Connell is a director of Wasserstein & Co., LP, which is affiliated with Wasserstein Management and CCA, which were formerly affiliated with WP Group. Messrs. Stockman and Tredwell are senior managing directors of Heartland Industrial Partners, L.P. See "Security Ownership of Management" and "Information Concerning Directors -- Certain Relationships".

     Pursuant to a Services Agreement with the Company, Heartland receives a $4 million annual advisory fee payable quarterly and the reimbursement of expenses from the Company, plus a 1% fee on certain acquisitions and dispositions. During fiscal 2000, pursuant to a prior agreement which is no longer in effect, the Company paid to each of Blackstone Partners and WP Partners or their affiliates $1 million in annual monitoring fees plus expenses.

     Wasserstein Perella Securities, Inc. ("WP Securities"), a wholly-owned subsidiary of WP Group, has acted, and may in the future act, as agent for the Company in the repurchase from time to time of shares of Common Stock. During fiscal 2000, approximately $1,076 in fees were paid or accrued to WP Securities in connection with such repurchases.

     For a description of the relationships of the Company's directors with any of Heartland, BGH, Blackstone Partners, Blackstone Management, WP Partners, Wasserstein & Co., LP, CCA or WP Management, see "Security Ownership of Management" and "Information Concerning Directors -- Certain Relationships" above.

 Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. Based solely on review of the copies of such reports furnished to the Company during or with respect to fiscal 2000, or written representations that no Forms 5 were required, the Company believes that during the fiscal year ended December 31, 2000 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that one report covering his initial stock option grant was filed late by Mr. Evans.


                       CHANGES IN CERTIFYING ACCOUNTANT

     On April 10, 2001, the Company notified Arthur Andersen LLP that it was changing its independent accountants to PriceWaterhouseCoopers LLP for the fiscal year ending December 31, 2001. The Audit Committee of the Board of Directors and the Board of Directors of the Company approved the decision to replace Arthur Andersen LLP. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 was filed on April 2, 2001. It included financial statements covering each of the past two fiscal years ended December 31, 2000 and December 25, 1999, accompanied by the report of Arthur Andersen LLP. Such report did not include any adverse opinion or disclaimer of opinion, or any qualification as to audit scope or accounting principles. As previously reported by the Company, an approximately 60% controlling interest in the Company was acquired by Heartland Industrial Partners, L.P. and its affiliates during the first quarter of 2001.

     During the fiscal years ended December 31, 2000 and December 25, 1999 and through the date of this report, there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure or audit scope. During this period, there were also no disagreements which, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused them to make reference to the subject matter of such disagreement in their reports on the financial statements for such years.

     During the fiscal years ended December 31, 2000 and December 25, 1999 and through the date of this report, PriceWaterhouseCoopers LLP has not been engaged as an independent accountant to audit either the financial statements of the Company or any of its subsidiaries, nor has it been consulted regarding the application of the Company's accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements.

     As a result of its 1999 audit, Arthur Andersen LLP reported material weaknesses in the Company's internal control systems. The identified conditions specifically related to four of the Company's foreign locations, most of which were recently acquired. These weaknesses were primarily attributable to the effects of implementing a new computer system as part of the Company's acquisition integration strategy and Year 2000 compliance efforts. Issues at these locations primarily related to the detail records supporting the general ledger and staff training needs. As a result, in 2000, the Company committed significant resources to addressing the issues, including the re-implementation of certain systems, implementing an internal audit function and replacing controllers at three of the four locations. The Company made significant progress in addressing these issues; however Arthur Andersen LLP continued to report material weaknesses following its 2000 audit because two of these four foreign locations were assessed as continuing to have similar material weaknesses as in 1999. Improvement efforts at these locations were hampered by personnel turnover and continuing acquisition integration efforts.

     Arthur Andersen LLP did not modify its report on the Company's 1999 and 2000 audited financial statements as a consequence of these material weaknesses.

     The Company is continuing its efforts to address these matters and believes that it will have all these matters corrected during 2001. Arthur Andersen LLP is not in a position to comment on these ongoing efforts.

     Arthur Andersen LLP furnished the Company with a letter addressed to the Securities and Exchange Commission stating that it agrees with the above statements.


                             STOCKHOLDER PROPOSALS

     Any stockholder who wishes to submit a proposal for action to be included in the proxy materials for the Company's Year 2002 Annual Meeting must submit such proposal so that it is received by the Secretary of the Company not later than December 21, 2001. Proposals must be in writing and sent via registered, certified or express mail. Facsimile or other forms of electronic submissions will not be accepted.


                   OTHER MATTERS TO COME BEFORE THE MEETING

     The federal proxy rules specify what constitutes timely submission for a stockholder proposal to be included in the Proxy Statement, as discussed above under "STOCKHOLDER PROPOSALS." If a stockholder desires to bring business before an annual meeting which is not the subject of a proposal timely submitted for inclusion in the Proxy Statement, the stockholder must follow procedures outlined in the Company's bylaws. A copy of these bylaw procedures is available upon request from the Secretary of the Company, 5755 New King Court, Troy, Michigan 48098. One of the procedural requirements in the bylaws is timely notice in writing of the business the stockholder proposes to bring before the annual meeting. Notice must be received not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders (which is between January 15, 2002 and February 14, 2002 for the purposes of the Year 2002 Annual Meeting); provided, however, that if the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure was made, whichever occurs first. It should be noted that those bylaw procedures govern proper submission of business to be put before an annual meeting and do not preclude discussion by any stockholder of any business properly brought before an annual meeting.


     For a description of the requirements for recommending director candidates for consideration to the Nominating Committee, see "Information as to Nominees and Other Directors -- Committees of the Board." If a stockholder wants to nominate a person for election to the Board of Directors other than a director nominated by the Nominating Committee, notice of the proposed nomination must be delivered to or mailed and received by the Secretary of the Company at the address set forth in the previous paragraph by the time periods set forth in the previous paragraph in the case of an annual meeting and, in the case of a special meeting called for the purpose of electing directors, by the close of business on the tenth day following the day on which public disclosure of the date of the special meeting was made. The bylaw provision contains other requirements for notice and a copy thereof is available upon request from the Secretary of the Company.


                                 ANNUAL REPORT


     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, including financial statements and financial statement schedules, is being sent to the stockholders of the Company as a part of the 2000 Annual Report to Stockholders.


     The Annual Report on Form 10-K (and any of the financial statements contained therein) is not to be considered filed as part of this Proxy Statement or deemed soliciting material.


                                 OTHER MATTERS


     As of the date of mailing this Proxy Statement, the Company has received no notice of any other matters to be brought by a stockholder before the Meeting. Accordingly, no other matters may be brought before the Meeting, unless the Company in its sole discretion waives the advance notice bylaw provision discussed above or unless the matter is incident to the conduct of the Meeting. If the Company in its sole discretion waives the advance notice bylaw provision or there is a matter incident to the conduct of the Meeting and consequently a matter not described in this Proxy Statement properly comes before the Meeting, the persons named in the accompanying proxy will vote the proxy in accordance with their best judgment unless a stockholder, by striking out the appropriate provision of the proxy, chooses to withhold authority to vote on such matters.


                                        By Order of the Board of Directors,



                                        /s/ Ronald T. Lindsay
                                        -----------------------------------
                                        RONALD T. LINDSAY
                                        Secretary


PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY. NO POSTAGE STAMP IS NECESSARY IF MAILED IN THE UNITED STATES.

                                                                      APPENDIX A


                         COLLINS & AIKMAN CORPORATION
                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS


                                    CHARTER


I. PURPOSE

     The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by monitoring: the integrity of the financial statements; the Corporation's systems of internal controls for finance and accounting that management and the Board have established; and the Corporation's auditing, accounting, and financial reporting processes generally.


II. COMPOSITION

     The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors (as defined by the New York Stock Exchange), and at least one member of the Committee shall have accounting or related financial management expertise, as the Board interprets such qualifications in its business judgment.

     The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board to serve at the pleasure of the Board and until their successors shall be duly elected and qualified, or until their earlier death, resignation or removal. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.


III. MEETINGS

     As part of its job to foster open communication, the Committee should meet at least annually with management, the director of the internal auditing department and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believes should be discussed privately. In addition, the Committee or at least its Chair should meet with the independent accountants and management as necessary to review the Corporation's financial statements


IV. RESPONSIBILITIES AND DUTIES

     The Audit Committee's primary duties and responsibilities are to:

     o Serve as an independent and objective party to monitor the Corporation's financial reporting process and internal control system.

     o Review and appraise the audit efforts of the Corporation's independent accountants and internal auditing department.

     o Provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department, and the Board of Directors.

To fulfill its responsibilities and duties the Audit Committee shall:


Documents/Reports Review

     1. Review and reassess the adequacy of this Charter at least annually or as conditions dictate.

     2. Review and discuss the Corporation's annual financial statements including any certification, report, opinion, or review rendered by the independent accountants, with management, the internal auditors and the independent accountants. Based on the review and discussions referred to in this paragraph 2 and in paragraphs 3 and 5, the Committee shall recommend to the Board whether the audited financial statements should be included in the Corporation's Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Committee.

   3. Review with management and the independent accountants the financial statements prior to public release of earnings if required. Discuss with the independent accountants the matters required to be discussed by SAS 61, as it may be modified or supplemented. The Chair of the Committee may represent the entire Committee for purposes of this review.

   4. Prepare and submit the Proxy statement disclosure required by the Securities Exchange Commission.


Independent Accountants

   5. Recommend to the Board of Directors the selection of the independent accountants, considering independence and effectiveness, and approve the fees and other compensation to be paid to the independent accountants. The Committee is responsible for ensuring that the independent accountants submit on a periodic basis to the Committee a formal written statement (including the written disclosures and the letter required by Independence Standards Board Standard No. 1), as it may be modified or supplemented) delineating all relationships between the independent accountants and the Corporation. The Committee is responsible for discussing with the independent accountants the independent accountants' independence and activity engaging in a dialogue with the independent accountants with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent accountant and for recommending that the Board take appropriate action in response to the independent accountants' report to satisfy itself of the independent accountants' independence.

   6. Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant. The independent accountants for the Corporation are ultimately accountable to the Board and the Committee. The Committee and the Board have ultimate authority and responsibility to select, evaluate and, when appropriate, replace the independent accountants.

   7. Periodically consult with the independent accountants out of the presence of management about internal controls and the accuracy, adequacy, and quality of the Corporation's financial statements.


Financial Reporting Processes

   8. In consultation with the independent accountants and the internal auditors, review the integrity of the Corporation's financial reporting processes, both internal and external.

   9. Consider and approve, if appropriate, major changes to the Corporation's auditing and accounting principles and practices as suggested by the independent accountants, management, or the internal auditing department.


Process Improvement

   10. Following completion of the annual audit, review any significant difficulties encountered during the course of the audit.

   11. Review any significant disagreement among management and the independent accountants or the internal auditing department in connection with the preparation of the financial statements.

General

   12. Perform any other activities consistent with this Charter, the Corporation's By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

     While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete, accurate and in accordance with generally accepted accounting principles. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with the laws and regulations.

                           - FOLD AND DETACH HERE -
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

                         COLLINS & AIKMAN CORPORATION


      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
                        ANNUAL MEETING OF STOCKHOLDERS
    TO BE HELD ON MAY 15, 2001 AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF

The undersigned hereby appoints Rajesh Shah and Ronald T. Lindsay (the "Agents") as proxies (each with the power to act alone and to appoint a substitute) and hereby authorizes each of them to represent and to vote, as designated hereon, all the shares of Common Stock, par value $0.01 per share, of Collins & Aikman Corporation (the "Company") held of record by the undersigned at the close of business on April 9, 2001 at the Annual Meeting of Stockholders of the Company to be held on May 15, 2001 at 11:00 a.m., Eastern Daylight Savings Time, and at any adjournment or postponement thereof on the proposals referred to below.


This Proxy, when executed, will be voted in accordance with the specifications hereon. In the absence of such specifications, this Proxy will be voted FOR Proposal I and if any nominee shall be unavailable to serve as a director, this proxy will be voted for the election of such other person or persons as the Nominating Committee of the Board of Directors or the Company may select.


The Board of Directors recommends a vote FOR Proposal I.


The undersigned hereby revokes any proxies previously given and directs the Agents to vote as follows:


1. Proposal I: Election of the following nominees as Directors: Thomas E. Evans, Timothy D. Leuliette, W. Gerald McConnell and J. Michael Stepp

                                        [ ]  WITHHOLD                [ ]  If you wish to withhold (for authority
        [ ]  FOR all nominees (except   AUTHORITY for all nominees   to vote for any nominee(s), write his (their)
        as indicated)                                                name(s) on the lines below.


                                                                     ------------------------------

                                                                     ------------------------------

                                                                     ------------------------------

(Continued and to be signed and dated on reverse side)

                           - FOLD AND DETACH HERE -
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

In their discretion, the Agents are authorized to vote on any other matters as may properly come before the meeting or any adjournment or postponement thereof.

The undersigned hereby ratifies and confirms all that these Agents may do by virtue hereof and hereby acknowledges receipt of the notice of Annual Meeting of Stockholders and the Proxy Statement.



                                         Dated:______________________ , 2001


                                         Signature(s)*______________________


                                         * Please sign your name(s) exactly as
                                           it (they) appear(s) opposite. When
                                           shares are held by joint owners, all
                                           should sign. When signing as
                                           attorney, executor, administrator,
                                           trustee or guardian, please give
                                           full title as such. If a
                                           corporation, please sign in full
                                           corporate name by president or other
                                           authorized officer and indicate
                                           title. If a partnership, please sign
                                           in partnership name by authorized
                                           person and indicate title.


                                         Please mark, sign, date Votes should
                                         be indicated and return the Proxy Card
                                         (x) in black or blue ink.promptly
                                         using the enclosed envelope.